ROTH Capital Partners

GHS GLOBAL HUNTER SECURITIES

November 30, 2011

Mr. William Miertschin
Chief Executive Officer & Chairman of the Board
Hondo Minerals Corporation
10575 N. 114th Street, Ste. 103
Scottsdale, AZ 85259

Re: Hondo Minerals Corporation-Public or Private Offering of Common Stock

Dear Bill:

ROTH Capital Partners ("ROTH") and Global Hunter Securities, LLC ("GHS") (collectively referred to as the "Placement Agents") are pleased to act as exclusive managing underwriters for the Public Offering ("Offering") of **Hondo Minerals Corporation**(separately or together with its subsidiaries and affiliates referred to herein as "**Hondo Minerals Corporation**" or the "**Company**"), in connection with the offering (the "Offering") of securities (the "Securities") to be registered under an S-3 filing with the United States Securities and Exchange Commission. Also, should the Company decide that it is preferable to pursue a private placement of the Securities including but not limited to equity, equity linked securities, and/or the issuance of debt, ROTH and GHS will be appointed as exclusive placement agents for that transaction on the same terms as set forth herein. Any such private placement and any Offering will be referred to collectively as the Offering(s).

This engagement letter agreement (the "**Agreement**") will confirm the Company's retention of ROTH and GHS and set forth the terms of our engagement.

Section 1 Engagement

The Company hereby engages the Placement Agents to act as the Company's exclusive managing underwriters for the Offering beginning the date hereof and ending on the six (6) month anniversary of the date the Registration Statement is declared effective (as set forth in section 4 below) with the Securities and Exchange Commission (the "Commission") (the "Exclusivity Date"). The Placement Agents will be retained for the Offering during such period pursuant to the terms of this Agreement or an additional extension upon mutual consent of the Company and the Placement Agents (the "Engagement Period"). During the Engagement Period and provided the Placement Agents are proceeding in good faith with the Offering, the Company agrees not to enter into any agreement in connection with an Offering of the Company's securities by the Company in the United States with any other underwriter, potential underwriter, placement agent and or financial advisor. The Company and the Placement Agents acknowledge that this Agreement pertains to any Offering or Offerings completed during the Engagement Period.

Section 2 Underwriting Agreement

In connection with the Offering, the Placement Agents will prepare an underwriting agreement between the Placement Agents and the Company covering the sale of up to $10 million (or other amount as may be mutually agreed upon between the Placement Agents and the Company) in equity or equity-linked securities and containing other customary terms and conditions (the "Underwriting Agreement").

a. Overallotment. The Underwriting Agreement will provide that the Company will grant to the Placement Agents an option that is exercisable within 45 days after the closing of the Offering (the "Offering Closing"), to acquire up to an additional 15% of the total number of

Shares to be offered by the Company in the Offering, solely for the purpose of covering over-allotments (the "Over-allotment Shares").

b. Syndicate. As exclusive managing underwriters for the Offering, the Placement Agents shall have the option at their sole discretion to organize an underwriting syndicate with registered broker dealers that are acceptable to the Placement Agents and the Company.

c. The Registration Statement filing will include as an exhibit a proposed form of Underwriting Agreement. The final Underwriting Agreement will be in the form satisfactory to the Company and the Placement Agents and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for such Offerings.

Section 3 Compensation

In connection with the Offering, a cash underwriting discount (or placement fee, if applicable) of eight percent (8%) (the "Underwriting Discount" or "Placement Fee") of the public Offering price shall be provided to the Placement Agents. Roth and GHS shall each receive fifty percent (50%) of the total Underwriting Discount and/or Placement Fee paid in connection with the Offering.

Section 4 Registration

As soon as practicable after the execution of this Agreement and provided that the Company's Board of Directors has determined that the Company has raised sufficient funds to incur the related costs, the Company shall prepare and file with the Commission and the appropriate state securities authorities, a Registration Statement on the appropriate Form (the "**Registration Statement**") under the Securities Act of 1933, as amended (the "**Act**"), and a prospectus included therein (the "**Prospectus**") covering the Shares to be sold in the Offering and the Over-allotment Shares. The Registration Statement (including the Prospectus), and all amendments and supplements thereto, will be in form reasonably satisfactory to the Placement Agents and counsel to the Placement Agents and will contain audited financial statements and such interim and other financial statements and schedules as may be required by the Act and rules and regulations of the Commission there under. The Placement Agents and their counsel shall be given the opportunity to make such review and investigation in connection with the Registration Statement as they deem reasonably necessary.

Section 5 Expenses

Regardless of whether the Offering is consummated, the Company shall reimburse the Placement Agents for all reasonable out of pocket expenses incurred by the Placement Agents in connection with this engagement, including the fees and disbursements of their counsel. The Company shall be responsible for and pay all expenses directly and necessarily incurred in connection with the Offering, including, without limitation; roadshow expenses including; travel and lodging expenses, associated with such trips, all fees, expenses and disbursements relating to background checks of the Company's officers and directors; all fees, expenses and disbursements relating to the registration and disbursements of the Placement Agents' counsel, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as the Placement Agents may reasonably deem necessary; the costs of preparing, printing and delivering certificates representing such Shares; fees and expenses of the transfer agent for such Shares; stock transfer taxes, if any, payable upon the transfer of securities from the Company to the Placement Agents; the fees and expenses of the Company's accountants; and the fees and expenses of the Company's legal counsel and other agents and representatives. Additionally, the Company shall supply the Placement Agents and their counsel, at the Company's cost, with bound volumes (or CDs) of the public offering materials and closing documents within a reasonable time after the Closing.

Upon the execution of this Agreement, the Company will pay Roth in cash, by wire transfer of immediately available funds, an expense advance of $20,000.

Section 6 Termination

a. This Agreement will terminate at the end of the Engagement Period. Except as provided in Section 1 hereof, this Section 6 and Sections 5, 7, 16 and the Indemnification Provisions attached to this Agreement as Exhibit I and incorporated herein by reference (which Sections and Exhibit are intended to be legally binding and enforceable on and against the Company and the Placement Agents), this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement for the Offering.

   If during the twelve months following termination of this Agreement, any person to whom the Placement Agents introduced to the Company, or with whom there have been discussions or negotiations about an investment in the Company during the term of their engagement on behalf of the Company, purchases securities from the Company, you agree to pay us upon the closing of such transaction a cash fee in the amount that would otherwise have been payable to the Placement Agents had such transaction occurred during the term.

   In the case of any merger, acquisition, joint venture or other strategic transaction during the Term (as defined herein), the Company agrees to engage the Placement Agents on an equal basis as its sole financial advisors and the total cash fee payable to the Placement Agents will be equal to two percent (2%) of the total consideration paid or received in any such transaction which shall be paid under the same terms and conditions set forth in Section 3 of this Agreement.

b. Right of First Refusal. During the Term or for a period of twelve (12) months after the expiration of this Agreement, the Company shall grant to the Placement Agents the right on an equal basis to provide investment banking services to the Company in all matters involving more than $1 million of the Company's equity securities or more than $1 million of other instruments that may at any time be convertible into, exchangeable for, or otherwise entitle the holder thereof to receive, directly or indirectly, equity securities of the Company, for which investment banking services are sought by the Company (such right, the Right of First Refusal). For these purposes, investment banking services shall include, without limitation, acting as lead OR co-manager for any underwritten, registered direct public offering or private placement. The Placement Agents shall notify the Company of their intention to exercise the Right of First Refusal within 10 business days following receipt of a written notice by the Company to the Placement Agents that it is considering any of the above transactions. Any decision by the Placement Agents to act in any such capacity shall be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification of the Placement Agents and their affiliates and shall be subject to general market conditions. If the Placement Agents decline to exercise the Right of First Refusal (which they may do in their sole and absolute discretion), the Company shall have the right to retain any other person or persons to provide such services on terms and

conditions which are not materially more favorable to such other person(s) than the terms declined by the Placement Agents.

Section 7 Indemnification

The Company agrees to indemnify the Placement Agents and their affiliates as set forth in **Exhibit I** attached hereto.

Section 8 No Limitations

Nothing in this Agreement shall be construed to limit the ability of the Placement Agents or their affiliates to (a) trade in the Company's or any other company's securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.

Section 9 Announcements

The Placement Agents may, at their expense, place an announcement in such newspapers and periodicals as they may desire.

Section 10 Certain Conditions

The Offering shall be conditioned upon, among other things, the following:

a. Satisfactory completion by the Placement Agents of their due diligence investigation and analysis of: (i) the Company's arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Company as may be required by the Act and rules and regulations of the Commission there under for inclusion in the Registration Statement;

b. The execution by the Company and the Placement Agents of a definitive Underwriting Agreement containing all applicable terms and conditions provided for in this Agreement;

c. The Company's registration of the Common Stock under the provisions of Section (12) or (g), as applicable, of the Securities Exchange Act of 1934, as amended, on or prior to the effective date of the Offering;

d. The Company's directors and officers and any other holder of 5% of the outstanding shares of Common Stock, or options or warrants exercisable into 5% of the outstanding shares of Common Stock, as of the effective date of the Registration Statement shall enter into customary "lock-up" agreements pursuant to which such persons and entities shall agree, for a period of six (6) months from closing, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Placement Agent's prior written consent, which consent shall not be unreasonably withheld,

e. The Company meeting the criteria necessary for inclusion of the Common Stock on The NYSE: AMEX and agreeing to use its commercially reasonable efforts to maintain such listing.

Section 11 Finder's Fees

The Company represents to the Placement Agents that the Company is not liable for any finder's fees to third parties in connection with the introduction of the Company to the Placement Agents. The Company represents and warrants to the Placement Agents that the entry into this Agreement or any other action of the Company in connection with the proposed OFFERING will not violate any agreement between the Company and any other placement agent, underwriter, or financial advisor.

Section 12 Adjustment of Compensation

The Placement Agents reserve the right to change any item of their compensation or adjust the terms thereof as specified herein. However, the aggregate compensation otherwise to be paid to the underwriters by the Company may not be increased above the amounts stated herein without the approval of the Company.

Section 13 Integration

Neither the Company nor any of its affiliates has either prior to the initial filing or the effective date of the Registration Statement made any offer or sale of any securities which are required to be "integrated" pursuant to the Act or the regulations thereunder with the offer and sale of the Shares pursuant to the Registration Statement.

Section 14 Gun Jumping

The Company covenants to adhere to all "gun jumping" and "quiet period" rules and regulations of the Commission prior to, during and following the filing of the Registration Statement and the consummation of the Offering.

Section 15 Information and Due Diligence Review

In connection with the Placement Agents' engagement for the Offering during the Engagement Period, the Placement Agents will perform a due diligence review. The Company agrees to cooperate with the Placement Agents and to furnish or cause to be furnished to the Placement Agents upon their request any and all information and data concerning the Company, its subsidiaries, businesses, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the "**Information**")which the Placement Agents deem appropriate. The Company will provide the Placement Agents with reasonable access during normal business hours of the Engagement Period to all of the Company's and its subsidiaries assets, properties, books, contracts, commitments and records and to the Company's and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to the Placement Agents that all Information: (**i**) made available by the Company to the Placement Agents or their agents, representatives and any potential syndicate or selling group member, (**ii**) contained in any preliminary or final Prospectus prepared by the Company in connection with the Offering, and (**iii**) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants to the Placement Agents that all such Information including financial projections and other forward-looking information will have been prepared by Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that the Placement Agents: (**i**) will use and rely

primarily on the Information and on information available from generally recognized public sources, if any, in performing the services contemplated by this Agreement without having independently verified the same; **(ii)** do not assume responsibility for the accuracy or completeness of the Information and such other information; (**iii**) will not make an appraisal of any assets of the Company; and **(iv)** retain the right to continue to perform due diligence during the course of the Engagement Period.

Any advice rendered by the Placement Agents pursuant to this Agreement may not be disclosed publicly without the Placement Agents' prior written consent, which consent shall not be unreasonably withheld, except as otherwise required by applicable law.

Section 16 Successors and Assigns

The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither the Placement Agents nor the Company shall assign any of their obligations hereunder without the prior written consent of the other parties.

Section 17 No Third Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.

Section 18 No Commitment

It is expressly understood and acknowledged that the Placement Agents' engagement with respect to capital raising activities does not constitute any commitment, express or implied, on the part of the Placement Agents or of any of their affiliates to purchase or place the Company's securities or to provide any type of financing.

Section 19 Waiver

Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

Section 20 Counterparts

This Agreement may be executed in any number of counterparts and by email or facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile or email signatures shall be deemed to be original signatures for all purposes.

Section 21 Independent Contractors

The Placement Agents will act under this Agreement as independent contractors with duties to the Company and nothing in this Agreement or the nature of the Placement Agents' services shall be deemed to create a fiduciary or agency relationship between the Company and the Placement Agents. The advice, written or oral, rendered by the Placement Agents pursuant to this Agreement is intended solely for the benefit and use of the Company in considering the matters to which this Agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other

purpose, reproduced, disseminated, or referred to at any time, in any manner or for any purpose, nor shall any public references to the Placement Agents be made by the Company, without the prior written consent of the Placement Agents which consent shall not be unreasonably withheld, except as otherwise required by applicable law. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither the Placement Agents nor their affiliates, and the respective officers, directors, employees, agents and representatives of the Placement Agents, their affiliates and each other person, if any, controlling the Placement Agents or any of their affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred that are finally judicially determined to have resulted from the bad faith or gross negligence or willful misconduct of such individuals or entities. Because the Placement Agents will be acting on the Company's behalf in this capacity, it is the Placement Agents' practice to receive indemnification. A copy of the Placement Agents' standard indemnification form is attached to this engagement letter as **Exhibit I**.

Section 22 Arbitration

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party.

[Signature Page Follows]

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

We look forward to working with you on this engagement.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By: ______________________

Name: Christopher D. Jennings

Title: Managing Director

GLOBAL HUNTER SECURITIES, LLC

By: ______________________

Name: J Barry

Title: Managing Director

Accepted as of the date first above written:

HONDO MINERALS CORPORATION

By: ______________________

Name: William Miertschin

Title: Chief Executive Officer

EXHIBIT I

Indemnification Provisions

The Company agrees to indemnify and hold harmless the Placement Agents and their affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (the Placement Agents and each such person each being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by the Placement Agents of the services contemplated by or the engagement of the Placement Agents pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party's willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of the Placement Agents pursuant to, or the performance by the Placement Agents of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Placement Agents' willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to the Company, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnification Party that are not available to the Company, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both parties (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (and local counsel) representing Indemnified Parties.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Placement Agents on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation

provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and the Placement Agents, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and the Placement Agents of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company in connection with the Offering bear to the fees paid or to be paid to the Placement Agents under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that the Placement Agents shall not be required to contribute any amount in excess of the amount by which fees paid to the Placement Agents hereunder (excluding reimbursable expenses), exceeds the amount of any damages which the Placement Agents have otherwise been required to pay.

The Company agrees that without the Placement Agents' prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not the Placement Agents or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse the Placement Agents on a monthly basis for all expenses incurred by them in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.